Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

9701 Wilshire Boulevard, Suite 700

Beverly Hills, CA 90212

Contacts:

Matthew P. Wagner

Chief Executive Officer

(310) 887-8520

Don Destino

Executive Vice President,

Corporate Development and Investor Relations

(310) 887-8521

FOR IMMEDIATE RELEASE	October 23, 2017

PACWEST BANCORP ANNOUNCES THE COMPLETION OF ITS MERGER
WITH CU BANCORP

Los Angeles, California — PacWest Bancorp (NASDAQ: PACW) (“PacWest”) today announced the completion of its merger with CU Bancorp (NASDAQ: CUNB) (“CUB”), effective on October 20, 2017. In conjunction with this merger, California United Bank, a wholly-owned subsidiary of CUB, was merged with and into PacWest’s banking subsidiary, Pacific Western Bank.

Matt Wagner, CEO of PacWest and Pacific Western Bank, stated, “We believe the CUB acquisition significantly enhances our Southern California community bank franchise with the addition of $2.7 billion of core deposits, a high-quality loan portfolio totaling $2.1 billion and a team of very experienced bankers.”

Under the terms of the Agreement and Plan of Merger, each CUB common share, except dissenting shares, and each restricted stock award was converted into the right to receive 0.5308 of a share of PacWest common stock and $12.00 in cash, and each outstanding CUB stock option will be settled in cash pursuant to terms of the Agreement and Plan of Merger. PacWest is issuing an aggregate of approximately 9.3 million shares of PacWest common stock and paying approximately $224 million in cash to CUB common shareholders and equity award holders. Based on the closing price of PacWest’s common stock on October 20, 2017 of $47.99 per share, the aggregate consideration payable to CUB common shareholders and equity awards holders is approximately $681 million.

ABOUT PACWEST

PacWest Bancorp (“PacWest”) is a bank holding company with over $25 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”).  Pacific Western has 83 full-service branches located throughout the state of California and one branch in Durham, North Carolina.  Pacific Western provides commercial banking services, including real estate, construction, and commercial loans, and comprehensive deposit and treasury management services to small and medium-sized businesses. Pacific Western offers additional products and services under the brands of its business divisions, CapitalSource and Square 1 Bank.  The CapitalSource Division provides cash flow, asset-based, equipment and real estate loans, as well as treasury management services to middle market businesses on a national basis. The Square 1 Bank Division offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in all key innovative hubs across the United States. For more information about PacWest, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com,